Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Bayview Acquisition Corp. (the “Company”) on Form S-1 of our report dated November 17, 2023, with respect to our audit of the Company’s financial statements as of February 24, 2023 and for the period from February 16, 2023 (inception) through February 24, 2023, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 14, 2023